Exhibit 99.1
Zila Adds David Goldman to Board of Directors
PHOENIX—(BUSINESS WIRE)—Oct. 1, 2007—Zila, Inc. (Nasdaq:ZILA) today announced the addition of David Goldman to its Board of Directors. The board now consists of six members.
Goldman, 63, a certified public accountant (CPA), spent 35 years with the international accounting firm, Deloitte & Touche LLP. He specialized in serving SEC registrants in a variety of industries and held the positions of partner-in-charge and senior technical partner of the Arizona Audit Practice. Goldman also served in a number of the firm’s offices including the Executive Office in New York and Los Angeles. He retired from Deloitte as a senior partner in 2001. Currently, he operates D. Goldman Professional Services LLC, a financial services consulting firm. While at D. Goldman, he served as chairman of the audit committee and a member of other committees of the board of directors of Swift Transportation Company, Inc. and advised the Board of Directors of a privately held real estate services company. Goldman earned a bachelor’s degree in business administration and a masters of accounting degree from the University of Arizona.
“David Goldman adds breadth to our talented and diverse board and we are very pleased to welcome him,” said David Bethune, executive chairman of Zila. “His wealth of financial and accounting expertise and broad business background will be of help to Zila as we work toward achieving our long-term strategic goals.”
About Zila, Inc.
Zila, Inc. is a specialty pharmaceutical company dedicated to the prevention, detection and treatment of oral diseases, with a primary focus on oral cancer. ViziLite(R) Plus, the company’s flagship product, is rapidly enhancing the standard of care for the early detection of oral abnormalities that could lead to cancer. In addition, Zila designs, manufactures and markets a suite of proprietary products sold exclusively and directly to dental professionals for periodontal disease, including the Rota-dent(R) Professional Powered Brush, the Pro-Select(R) Platinum ultrasonic scaler and a portfolio of oral pharmaceutical products for both in-office and home-care use.
For more information about the company and its products, please visit www.zila.com.

CONTACT: Investors
PondelWilkinson Inc.
Robert Jaffe, 310-279-5969
SOURCE: Zila, Inc.